Exhibit 24.2

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that I, David G. Meissner, hereby constitute and appoint Steven J. Smith and Paul M. Bonaiuto, and each of them individually, as my true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign my name as a director of Journal Communications, Inc. (the “Company”) to any and all amendments (including post-effective amendments) to the Company’s Registration Statement on Form S-1 relating to a public offering of Class A Common Stock to be issued and sold by the Company, and any additional registration statement to be filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

I hereby ratify and confirm all that said attorneys-in-fact and agents, or each of them, have done or shall lawfully do by virtue of this Power of Attorney.

WITNESS my hand this 19th day of May, 2004.

/s/ DAVID G. MEISSNER

David G. Meissner